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                                                                    Exhibit 3.4


                          ARTICLES OF AMENDMENT TO THE
                          AMENDED AND RESTATED CHARTER
                           OF ASTEC INDUSTRIES, INC.

         Pursuant to the applicable provisions of the Tennessee Business Corporation Act, the undersigned adopts the following Articles of Amendment (the "Articles") to the Amended and Restated Charter of Astec Industries, Inc. (the "Corporation").

         1. The name of the Corporation is ASTEC INDUSTRIES, INC.

         2. The amendment adopted is:

            The first sentence of paragraph 6 of the Amended and Restated Charter is deleted and the following is inserted in its place:

                           "6. The maximum number of shares that the
            corporation is authorized to issue is Forty-two Million (42,000,000) shares, which shares shall consist of no more than Forty Million (40,000,000) shares of common stock having a par value of twenty cents ($.20) per share and no more than Two Million shares of preferred stock, having a par value of One Dollar ($1.00) per share."

         3. The manner in which each issued and unissued authorized share of the Corporation's Common Stock, $.20 par value, shall be changed into the greater number of whole shares provided for in the amendment to Paragraph 6 is set forth as follows:

            Upon the effective date of the amendment to Paragraph 6 of the Amended and Restated Charter, the holders of the Corporation's common stock, $.20 par value, shall be entitled to receive one (1) share of the newly authorized twenty cent ($.20) par value common stock for each one (1) share of the twenty cent ($.20) par value common stock that they owned as of the effective date.

         4. Pursuant to the provisions of Section 48-20-102(4) of the Tennessee Business Corporation Act, shareholder approval of the amendment was not required. The amendment to the Amended and Restated Charter set forth herein was duly adopted by the Board of Directors of the Corporation on December 10, 1998.

         5. The Amendment is to be effective as of the close of business on January 15, 1999.
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         IN WITNESS WHEREOF, the undersigned has caused these Articles of
Amendment to be duly executed this 12th day of January, 1999.


                             ASTEC INDUSTRIES, INC.

                             By:   /s/ Richard W. Bethea, Jr.
                                   -------------------------------------------
                             Name:     Richard W. Bethea, Jr.
                                   -------------------------------------------
                             Title:    Secretary
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